                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
     RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO
                                   RULE 13D-2
                               (AMENDMENT NO. 1)*

                          HANDHELD ENTERTAINMENT, INC.
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                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
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                         (Title of Class of Securities)

                                   410247 10 0
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                                 (CUSIP Number)

                                  March 9, 2006
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             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

/_/     Rule 13d-1(b)

/X/     Rule 13d-1(c)

/_/     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 or  otherwise  subject to the  liabilities  of that  section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP No. 410247 10 0                 13G                      Page 2 of 6 Pages
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================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Joseph Abrams
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     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
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     3         SEC USE ONLY

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     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                    United States of America
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 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  805,456
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              805,456
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0
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     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    805,456
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    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
               SHARES (SEE INSTRUCTIONS)                                     / /
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    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.4%
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    12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    IN
================================================================================

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CUSIP No. 410247 10 0                 13G                      Page 3 of 6 Pages
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ITEM 1.

     (a)  Name of Issuer:

          Handheld Entertainment, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          539 Bryant Street, Suite 403
          San Francisco, CA 94107

ITEM 2.

     (a)  Name of Person Filing:

          Joseph Abrams (the "Reporting Person")

     (b)  Address of Principal Business Office or, if none, Residence:

          131 Laurel Grove Ave
          Kentfield, CA 94904

     (c)  Citizenship:

          United States of America

     (d)  Title of Class of Securities:

          Common Stock, par value $0.0001 per share ("Common Stock")

     (e)  CUSIP Number:

          410247 10 0

ITEM 3. If this  statement is filed  pursuant to Rule  13d-1(b),  or 13d-2(b) or
        (c), check whether the person filing is a:

          (a)  /_/  Broker or dealer registered under Section 15 of the Exchange
                    Act;

          (b)  /_/  Bank as defined in section 3(a)(6) of the Exchange Act;

          (c)  /_/  Insurance  company as defined  in  section  3(a)(19)  of the
                    Exchange Act;

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CUSIP No. 410247 10 0                 13G                      Page 4 of 6 Pages
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          (d)  /_/  Investment   company  registered  under  section  8  of  the
                    Investment Company Act;

          (e)  /_/  An   investment    adviser   in    accordance    with   Rule
                    13d-1(b)(1)(ii)(E);

          (f)  /_/  An employee  benefit  plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F);

          (g)  /_/  A parent  holding  company or control  person in  accordance with Rule 13d-1(b)(1)(ii)(G);

          (h)  /_/  A savings  association  as defined  in  Section  3(b) of the
                    Federal Deposit Insurance Act;

          (i)  /_/  A church plan that is  excluded  from the  definition  of an investment  company under Section 3(c)(14) of the Investment
                    Company Act;

          (j)  /_/  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP

     (a)  Amount Beneficially Owned:

          805,456 shares of Common Stock

     (b)  Percent of Class:

          5.4%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                805,456

          (ii)  Shared power to vote or to direct the vote:

                0

          (iii) Sole power to dispose or to direct the disposition of:

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CUSIP No. 410247 10 0                 13G                      Page 5 of 6 Pages
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                805,456

          (iv)  Shared power to dispose or to direct the disposition of:

                0

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                Not Applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not Applicable.

ITEM 7.    IDENTIFICATION  AND  CLASSIFICATION  OF THE SUBSIDIARY WHICH ACQUIRED
           THE  SECURITY  BEING  REPORTED  ON BY THE PARENT  HOLDING  COMPANY OR
           CONTROL PERSON.

                Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable.

ITEM 10.   CERTIFICATION.

     By signing  below I certify  that,  to the best of my knowledge and belief, the  securities  referred  to above were not  acquired  and are not held for the purpose of or with the effect of  changing  or  influencing  the  control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

           [The remainder of this page was intentionally left blank.]

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CUSIP No. 410247 10 0                 13G                      Page 6 of 6 Pages
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                                    SIGNATURE

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.

Dated:   June 14, 2006
                                                     /s/ Joseph Abrams
                                                     ---------------------------
                                                     Joseph Abrams